EXHIBIT 99.2

TRTC March Conf Call	Page 1 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

Phil:	Good afternoon and welcome to Terra Tech's Full-Year 2019 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it’ll be archived under the Investor Relation Section of the Terra Tech Website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech's Managers may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the Risk Factor Section of our SEC filings. Any forward-looking statement should be considered in light of these factors. Please also note, as of Safe Harbor, any outlook we present is as of today. Management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Matt Morgan, Terra Tech's Chief Executive Officer; Mr. Derek Peterson, Chairman of the Board of Directors and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand it over to Derek Peterson. Derek, please go ahead.

Derek Peterson:	Phil, thank you for the introduction. And just a little bit of disclosure before we dig into the call. Both Matt and I are getting over the flu. Fortunately, in this crazy world it’s not Coronavirus but we losing our voices are going to struggle a little bit getting through this.

So, again, thank you everybody for taking the time with everything’s that going on to listen in today. And as you know, Terra Tech has undergone a major change in the past year, including several asset sales subsequent to year-end. A merger with One Corp Pharmaceuticals, as many of you read about.

That acquisition has redefined our business strategy and this merger immediately positions us as one of the most innovative players in the cannabinoid CBD market, as well as cannabinoid research and product development.

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TRTC March Conf Call	Page 2 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

On today’s call, I’ll give a quick overview of where the company is today. Mike James is going to, as usual, go through a deeper dive on the financial results for 2019. And Matt’s going to talk a little bit more about the forward-looking plans and our strategy going into 2020.

As we’re going through the financials of 2019, Mike will do a deeper dive. But we have increased our organic revenue even in light of the asset sales. Our gross margins have increased and the company has worked extremely heavily going into the end of the year, December and into January, with a significant reduction in SG&A, which hopefully will show itself as we kind of enter the ongoing quarters into 2020.

As we know in 2019, and as many of us have experienced, the cannabis industry has experienced unprecedented volatility. This has impacted every operator’s ability to raise capital and has also led to regulatory changes affecting the whole industry.

To deal with these challenges head-on, we implemented a restructuring plan, a strategy which enabled us to leverage our Balance sheet, to fuel growth as opposed to approaching the capital markets at this market cap level. It was not something that we wanted to do.

We plan to re-deploy additional capital generated by the sale of non-core assets towards more productive assets. You’ll hear more about later on from Matt.

As we’ve spoken about in the past, we’ve sold so far, our Blum Reno Dispensary on Virginia Ave. for $15 million. Our Desert End Road, Clark County Retail establishment for $10 million. And we’re in talks with several others for a couple other non-core assets and some of our redundant permits in the Southern California market.

We anticipate all of this to bring in somewhere between $25 to $30 million in non-diluted capital for us throughout the year. Right now, as many of you know from prior calls, the Nevada Marketplace has shut down transfers pending some corruption that took place there. We’re waiting for them to reopen that to finish off the transaction and the transfer of the permits before the final cash is received for the transactions that are already engaged in the Nevada marketplace. We anticipate that to happen sometime in July. We’ll keep everybody posted as we go through that.

What that leaves us with is essentially a pretty consolidated footprint. So, at the end of the day after the asset sale, we’ll be left generally with our retail operations up in Oakland and the associated cultivation facilities, our retail operation at San Leandro. We’re going to maintain, keep one location in the Santa Ana marketplace, likely our Dyer location because of its relevance.

And in Nevada, we have our Decatur store still operating outside of Clark County as well as our Reno cultivation and manufacturing. In addition to that, we have our hydro farm asset at $5 million on the balance sheet. That was supposed to IPO sometime this year. Obviously, with the volatility in the markets, we’ll keep everybody posted as we hear more information in terms of turning that to some measure of liquidity for the company.

We expect that remainder footprint to produce somewhere between $25 and $33 million in revenue, and then we’ll make our strategic decisions on a go-forward basis.

In addition to that, we’ll bring everybody up to speed next week. We finally got, just yesterday, FINRA poll for the name change so next week we’ll be launching a new website. The new name change and the ticker symbol will be happening at some time throughout the week. We’ll keep you posted as well as that comes to fruition.

So, with that, I’m going to turn the call over to Mike James to discuss the 2019 Financial Results.

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TRTC March Conf Call	Page 3 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

Mike James:

Thank you, Derek. Good afternoon, everyone. I will now provide you with a Summary of the 2019 Financial Results. For more detailed results, please refer to the Press Release that we issued earlier today, which is posted on our website along with the Form 10K which has been filed with the Securities and Exchange Commission.

In addition, please note that we compile our financials under US GAP including non-operating expenses.

For the year ended December 31, 2019, we generated revenues from continuing operations of approximately $28.05 million

The increase was primarily due to ramping up of our production operations. A $3.2 million impact and increased dispensary revenue which accounted for $3.71 million. We also saw a 20 percent increase in revenue generated by Edible Garden from the sales of its produce and herb products.

Our gross profits for the year ended December 31, 2019, was approximately $14.65 million compared to a gross profit of approximately $7.01 million for the year ended December 31, 2018, an increase of approximately $7.64 million.

Our gross margin for the year ended December 31, 2019, was approximately 52.23 percent compared to approximately 34.77 percent for the year ended December 31, 2018. This exceeded our stated goal at the start of the year, which was to increase gross margins to 45 percent.

Selling, general and administrative expense for the year ended December 31, 2019, were approximately $45.32 million compared to approximately $37.91 million for the year ended December 31, 2018, an increase of approximately $7.41 million.

The increase was primarily due to an increase of $2.29 million for depreciation expense, an increase of $1.81 million in employee stock option expense, an increase of $830,000.00 in amortization expense, an increase of $620,000.00 in legal expense, an increase of $570,000.00 for marketing expense, a $400,000.00 increase in bank service fees, an increase of $380,000.00 in allowance of doubtful accounts, a $310,000.00 increase in insurance expense and an increase of $240,000.00 in licensing, fees and taxes.

In that loss, attributable to Terra Tech for the 12 months ended December 31, 2019, was $46.93 million, a loss of 44 cents per share compared to a net loss of $39.75 million, or a loss of 56 cents per share for the 12 months ended December 31, 2018.

Now turning to the balance sheet. The company had $1.23 million in cash as of December 31, 2019, compared with $7.19 million as of December 31, 2018. On December 31, 2019, the company had $11.02 million of short-term debt. Long-term liabilities were $16.34 million as of December 31, 2019, compared with $18.31 million as of December 31, 2018.

Stockholders’ equity for the period ending December 31, 2019, amounted to approximately $75.33 million compared to approximately $94.87 million as of December 31, 2018.

Now, I’d like to turn the call over to Matt to talk about One Corp and his vision for the company in 2020.

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TRTC March Conf Call	Page 4 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

Matt Morgan:

Thanks, Mike. It’s a pleasure to be on the call today to talk to all of our shareholders. I’ve been in the cannabis sector for 12 years, having first gotten involved in THC in Montana in 2008 where I saw first-hand, cannabis products improving the lives of tens of thousands of people.

I realized early on that people are skeptical of pharmaceuticals and that big pharma’s a market poised for disruption using natural cannabinoid-based compounds. And my vision for

Terra Tech is to be that disruptive force.

We have repositioned the company as a holding company a portfolio of investments focused on cannabis assets and the THC market, the research, development and commercialization of cannabinoid-based products. This new business model positions us as an inquirer, owner and manager of a diverse group of businesses operating within the cannabinoid industry. These businesses will be in a niche market leaders that operate in attractive markets with defensive market positions and clear pathways to profitability.

This new structure enables the company to be flexible and opportunistic so that we can divest under-performing assets and reallocate capital towards opportunities in the cannabinoid market. Now, with the approval of FINRA, we will rerun the company as Onyx Holdings’ group which will be the new publicly-traded entity with One Corp Pharmaceutical and

Terra Tech's THC assets both operating separately under my leadership as Onyx’s Principal Investments.

Now, let’s talk about One Corp a little bit. One Corp’s mission is to be a top tier manufacturer of over-the-counter pharmaceutical cannabinoid-based products. Backed by innovative science and best-in-class manufacturing we manufacturer and sell products to our pharmaceutical client products with the end markets being a wide range of emerging consumer markets for plant-based health products including CBD, pharmaceuticals, and consumer brands.

We have a world-renown science team led by Dr. Joe Fortunak, as our Chief Science Officer. Dr. Fortunak has 21 years in the pharmaceutical industry with former roles including Head of Global of Chemical Development at Abbott Labs. He is backed by our team of research scientists, cannabis’s medicine experts and large-scale pharmaceutical manufacturers. Together, they will focus on the development of new product formulations that benefit patients and consumers, as well as creating immensely-valuable intellectual property.

We currently manufacturer in Irvine, California, and Long Island, New York. in CGM facilities performing manufacturing, and we have filed for three patents with more expected to be following in our future. These facilities have the capacity to accommodate scaling of our operations as we sign additional contracts and ramp manufacturing.

At this stage in our development, we’re already creating our own proprietary formulations, manufacturing numerous skews, covering a range of products from consumables to topicals and signed multiple contracts with clients. Our goal is for One Corp to be cash-flow positive within the next 12 months.

Now, let’s talk about the THC assets. On the THC side of the business, we plan to rebrand the current Ivex brand and Blum assets as well as to add some new investments, acquisitions and consumer brands. We do remain committed to growing our presence in the cannabis market and become one of the largest competitors in this emerging consumer-rich arena.

I believe the cannabis market in California is over-run with sub-par products and lack of meaningful marketing. I plan to utilize my past experience in building successful cannabis companies to resurrect the current assets and new branding, as well as to launch tactical joint ventures, introduce original brands and create experiences that will prove we mean business in the sector.

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TRTC March Conf Call	Page 5 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

Over the next couple of months, I plan to lay out more detailed strategic growth plan for both our THC and out B-to-B cannabinoid manufacturing businesses.

With that, I’d like to turn the call back over to Phil for question and answer session.

Phil:	Thanks, Matt. First question for the team, what is the status of the Santa Ana Event Center?

Derek Peterson:	Phil, I’m sorry, that broke up on us. Can you say that one more time?

Phil:	Sorry about that. What is the status of the Santa Ana Event Center?

Derek Peterson:	Hey, so we’re in the middle of construction right now. We’re slow playing it a little bit to conserve cash till some of the equity comes in or some of the capital comes in from the asset sales. Again, we don’t want to tap the capital markets down here. We don’t want to issue a tremendous amount of shares at this point and delude everybody across the board.

So, we are under construction. We’ve broken grounds, parking lots are torn up, we’re working on the drainage, bringing everything up to Title 24 compliance. Beauty is, permits are in hand so we can finish aggressively as possible when we get the necessary capital and to finish the projects off.

And so, our anticipation is sometime in Q4 and we feel very comfortable about that location producing a tremendous amount of revenue and dropping a decent amount of money to the bottom line for us. It’s got a premiere location, as I’ve said in the past, in Orange County, and we really think it’s an opportunity to own the Southern California marketplace.

Phil:	Second question. There’s very little info on One Corp. Can you provide us with more information of what One Corp is currently working on?

Matt Morgan:	Yeah, not a problem, Phil. So, One Corp is currently working on research. It’s working on finalizing formulations. It’s working on intellectual property and it’s working on scaling and driving revenue through gathering as many B-to-B clients as possible. Obviously, we go after the top tier, best-in-class type of clients. But that’s really what we’re focusing on now. Back to you.

Phil:	Okay. Next question. What is the company’s plan to finish the remaining projects, for example, Dyer, Hagen Berger, Carnegie, Drink Branders, etc.?

Derek Peterson:

Got you. Thanks, Phil. So, as I said just a second ago, Dyer is a primary motivation of ours for a lot of different reasons. We think it’s going to be a very successful operation for us. Carnegie’s one of those other non-core assets. We’re going to look to monetize. We’re in discussions with people right now about swapping that out for cash to finish off the project.

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TRTC March Conf Call	Page 6 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

Hagen Berger’s, got a few hundred thousand dollars left to spend and we should be finishing that up and applying for permit there shortly. The beauty of that is we can start passing that product through our retail desk at both Oakland and San Leandro and hopefully have continued upside in our gross margin expansion.

Phil:	Okay. Next question. Can you provide an update on the asset sales in Nevada?

Derek Peterson:	Yeah, so like I just said, we sold those two assets for $25 million and we’ve gotten about $7 million in deposits. The remainder of the money is basically waiting until the license transfer hands. And we anticipate that to be sometime in the July timeframe.

Now, obviously, the world is a little bit on its heels today and those timelines might change a little bit. But we have seen some forward momentum from Governor Sisolak in establishing their new Cannabis Bureau there. They’ve appointed a Chair person. They’ve appointed a Board and they’ve appointed several employees in the space.

So, our understanding is that their expectation is that they will be opening up sometime in the summer. We were one of the late-stage applications that were being reviewed. I think we were 93 days in when they shut that Department down last year. And their normal transfer times were about 90 days. So, again, our expectation is, when they open back up, that we’re one of the first applications to get processed.

Once that happens, the remainder of the consideration will come in under the Terms of the Agreement. And again, we’ll keep shareholders apprised of the progress when we started to hear any news that comes out of Nevada.

Phil:	Okay. Can you provide an update on the Stock Buy-Back Program announced in 2019?

Derek Peterson:	Yeah, so that’s again, we’re waiting for the cash to come in from these non-core assets and that’s a focus of ours. Our focus, obviously, is to finish off Dyer, to finish off Hagen Berger, but one of the things that we anticipate using that capital for is, depending on where the market cap is at that time and the price per share, is to execute on our buy-back program that was previously announced.

Phil:	Next question. What are the plans for Edible Gardens?

Derek Peterson:	We’ve always said in the past, Edible Garden was a great kind of a leverage point for us from an application standpoint. It was symbiotic. At this stage in the game, I don’t want to say it’s not necessary, but it’s a bit of a distraction for us. And so, we’re in talks with several groups about potential alignment, spinoffs and some other activities.

So, I think you’re going to see something in the next month or two in terms of us entering into a transaction of some sort with that asset. But that isn’t something that fits the new business model on a go-forward basis so we’re trying to find the most creative opportunity for it right now.

Phil:	Okay. Next question. What will be the future revenue breakdown be between THC and non-THC products?

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TRTC March Conf Call	Page 7 of 7
Phil, Matt Morgan, Derek Peterson, Mike James

Mike James:	Ah, yeah, so obviously, no one has a perfect crystal ball moving forward on how this is going to play out with FDA ruling or not ruling on ingestible in then in the cannabinoid CBD market. We do see a lot of opportunity with THC markets. So, if I had to peg it moving forward, I would say it’s probably something in the neighborhood of two-thirds THC, one-third non-THC moving forward for the entity.

Phil:	Okay. How soon does One Corp believe they will be able to bring one of their OTC drugs to market? Will something be coming to market later this year?

Matt Morgan:	So, that’s a – I’d say that’s a multi-pronged question so let me answer in a couple ways. First off, we do offer formulations to our clients which are B-to-C. We are more B-to-B so we’re offering up formulations now to our clients that are on market. But as far as an actual OTC drug, on drugstore shelves that looks is disrupting to the current OTC market, I would say that’s put – that’s more likely in 2021.

Phil:	While the focus is on the OTC drug market, is there also a possibility down the line to move into the prescription market with further research, such medications that could be possible cures to major diseases?

Matt Morgan:	You know, Phil, I’ll never say never about anything. But I would say it’s highly unlikely that we enter the behind-the-counter pharmaceutical space. I feel like there’s a couple other players that really have a stranglehold on that tactic in the current market. So, we’re not really interested in slugging it out with those pharmaceutical giants at this point in time.

Phil:	Okay. Last question. In regard to COVID-19, is the virus affecting sales and what are the contingency plans for the company?

Derek Peterson:	Interestingly enough, we’re developing our contingency plans this week. We’re meeting with the team early next week. So far, we haven’t really seen any measure of a dramatic slowdown at the retail level. however, we’re positioning ourselves with that expectations, especially if there’s some mandatory quarantines that take place throughout the states that we operate in.

So, we’re kind of putting together some contingency plans. We’re not sure exactly the scope of what we’re going to have to react to, but we’re trying to make sure that we can pivot if necessary. Obviously, again, it’s a crazy world and a lot of what we’re seeing today is unprecedented in terms of how retail consumer habits are going to change on a go-forward basis.

So, we’ll make sure that we can adapt to that. And again, that was one of the reasons that we focused on delivery early on is so we have the ability to kind of deal with the consumer at their home rather than having to make sure that they can only come into a brick and mortar retail establishment.

So, as we sit today, no dramatic slowdown. No major effect, but this might affect the supply change to a certain degree on a go-forward basis and we’ve been in constant communication with our vendors, our retail staff and monitoring the consumer behavior going into this. So.

Phil:	Okay. Perfect, thank you. I’ll turn the call back over to Matt for his closing remarks.

Matt Morgan:	Thanks, Phil.

Phil:	Alright thanks, Phil. And I want to thank everyone who sent in questions. To recap the main points that I want you to take away from today’s call. We are planning to rename

Terra Tech to Onyx Group Holdings which will have a unique business structure that enables the entrepreneurial culture and speed of a private equity firm, and a long-term view and approach of a strategic acquire.

Onyx will both the THC business which will also be rebranded at a late date, and One Corp Pharmaceutical. One Corp has assembled a team of world-class scientists focused on development, manufacturing, and delivery of proprietary OTC products to establish suppliers and consumer brands. We believe this pivot in our strategic direction will optimize shareholder value. Over the last 12 years, this industry has taken me, as well as all of you, on an unprecedented ride. Now as the company enters a new chapter in its growth, this is only beginning for you as a shareholder. And I hope to have your support as we proceed with our growth strength.

I look forward to providing you with progress updates on future quarterly calls. With that, we’ll close the lines.

Derek Peterson:	Thank you, Phil. Thank you to all the shareholders that tuned in today. I want to thank our Auditing Team and our Auditors for the hard work that they’ve done over the last few weeks. And we’re looking forward to continued updates as we go forward. So, take care and stay healthy everybody.

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